QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

AMENDMENT
2008 PERFORMANCE BASED RESTRICTED STOCK AGREEMENT

Executive Group

            This amendment to the 2008 Performance Based Restricted Stock Agreement ("Amendment") is being entered into as of the 6th day of March, 2009, among Simon Property Group, L.P., a Delaware limited partnership (the "Partnership"), Simon Property Group, Inc., a Delaware corporation (the "Company"), and [                                    ], a key personnel member of the Partnership or one of the Partnership's Affiliates ("Participant"), pursuant to the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "Plan").

            WHEREAS, the Compensation Committee (the "Committee") of the Board of the Company, appointed to administer the Plan, has allocated to Participate a dollar allocation, a portion of which has been converted into an award of restricted stock; and

            WHEREAS, the parties entered into a 2008 Restricted Stock Agreement dated as of May 1, 2008, describing such dollar allocation and the terms and conditions of any award to Participant (the "Agreement"); and

            WHEREAS, the parties desire to amend the Agreement in certain respects.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

    1.
    Capitalized Terms.    All capitalized terms used in this Amendment and not otherwise defined shall have the meanings given them in the Agreement and the Plan.

    2.
    Allocation of Award.    The Partnership, with the approval of the Committee, has awarded to Participant [                        ] shares (the "Award") of common stock of the Company, par value 0.0001 per share ("Common Stock"), subject to vesting requirements and other terms and conditions set forth in the Agreement and the Plan, as the same may be amended or modified from time-to-time by the Committee.

    3.
    Distributions.    The Participant has the right, pursuant to the Agreement, to receive distributions on the Award. Notwithstanding the terms of the Agreement, the parties hereto have agreed that Participant shall relinquish and release the Partnership and the Company from any obligation to distribute to the Participant that portion of distributions on the unvested portion of the Award which the Company has or may hereafter elect to distribute in the form of additional Common Stock. The Participant does not waive, and shall be entitled to continue to receive, all distributions on the unvested portion of the Award which shall be paid in cash, as well as all distributions made by the Company, in whatever form, on the vested portion of the Award as well as any other award of Common Stock, whether or not vested, made to Participant pursuant to the Plan.

            Except as herein amended, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership
By:	Simon Property Group, Inc., a Delaware Corporation, its general partner
By:
John Rulli, Executive Vice President SIMON PROPERTY GROUP, INC., a Delaware corporation
By:
John Rulli, Executive Vice President
[ Participant Signature ]

{please return a signed copy to Human Resources}

29

QuickLinks

  Exhibit 10.1